Exhibit 99.1

ChemoCentryx Reports First Quarter 2022 Financial Results and Recent Highlights

— Five-fold increase in net sales of TAVNEOS® (avacopan) quarter-over-quarter with $5.4 million in Q1 2022 —

— Marked growth in key performance indicators (Q1 2022 to Q4 2021 comparison):

- 195% TAVNEOS new Patient Start Forms

- 275% Unique Prescribers

- 308% Patients on Drug —

— Global expansion continues with approvals in European Union (EU) and Canada; $45 million milestone received from TAVNEOS EU approval —

— Positive Phase I data on pharmacokinetics (PK) and pharmacodynamics (PD) including evidence of immune activation for once daily, orally administered PD-L1 inhibitor, CCX559 —

— Well capitalized with approximately $371.8 million in cash and investments as of March 31, 2022 —

— Conference call today at 5:00 p.m. Eastern Time —

SAN CARLOS, Calif., May 5, 2022 — ChemoCentryx, Inc., (Nasdaq: CCXI), today announced financial results for the first quarter ended March 31, 2022 and provided an overview of recent corporate highlights.

“Strong performance was evident in the first quarter,” said Thomas J. Schall, Ph.D., President and Chief Executive Officer of ChemoCentryx. “The traction to-date is clear: all key performance indicators are up and Q1 revenue exceeded our model. A five-fold increase in net sales occurred versus Q4 2021; there was a nearly three-fold increase in unique prescribers, and a greater than three-fold increase of patients on drug this quarter. Further, referrals are coming from a growing number of first time as well as repeat prescribers. In my view, all of this shows that we are executing on plan – and we believe this is just the start for TAVNEOS.

Beyond TAVNEOS, compelling data now is emerging from the Phase I study of our orally administered PD-L1 immune checkpoint inhibitor, CCX559. The PK and PD data presented at the recent American Association of Cancer Research meeting show that CCX559 dosed once daily is pharmacologically active in cancer patients, and the data support the fact that 120 mg once a day is therapeutically relevant. We are on track to advance into the next phase of clinical development in the second half of 2022. A very promising start to the year in my view, one that shows both patients and shareholders alike that CCXI is fiercely dedicated to the proposition of improving lives and creating value.”

Key First Quarter 2022 Highlights and Recent Developments

•	TAVNEOS® (avacopan) Commercial Progress

○	Commercial Execution: TAVNEOS generated net product sales of approximately $5.4 million during the first quarter of 2022 from US commercial sales.

•	248 new patient start forms (PSFs) received for TAVNEOS during the first quarter of 2022.

•	281 unique prescribers to date.

•	277 patients on drug (POD) as of March 31, 2022.

○	Continued Traction Ex-US: TAVNEOS was approved in the European Union (EU) in January 2022, followed by an additional approval in Canada in April 2022 for the treatment of ANCA-associated vasculitis.

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ChemoCentryx’s partner, Vifor Pharma, recently initiated marketing activities for TAVNEOS in Germany during February followed by Austria in March, and expects to launch in other markets in 2022. Vifor will pay ChemoCentryx royalties in the teens to the mid-20s percent on aggregate net sales from the Vifor territories outside the US.

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The EU approval triggered a non-refundable $45 million milestone payment from Vifor. The cash payment has been received in full and is included in the Company’s reported cash balance. Collaboration revenue (distinct from product sales) will be recognized in the future as underlying development activities occur, in accordance with ASC606, which is currently estimated to be over a four year period, subject to adjustment from time to time.

•	TAVNEOS® (avacopan) Clinical Development:

○

Lupus nephritis (LN): ChemoCentryx expects to receive feedback from the FDA mid-year 2022 regarding the clinical development program for TAVNEOS in LN, which it plans to initiate during the second half of 2022.

○

Severe hidradenitis suppurativa (HS): The Company plans to meet with the FDA to discuss the Phase III development of TAVNEOS in patients with Hurley Stage III (severe) HS late in the second quarter, with the goal of initiating a Phase III clinical trial in those patients in the second half of 2022.

○

C3 glomerulopathy (C3G): The Company anticipates meeting with the FDA during the second half of the year to discuss the dataset from the ACCOLADE Phase II clinical trial of TAVNEOS in the very rare disorder of C3G, for which there are no FDA approved therapies.

•	CCX559 Clinical Development:

○

CCX559 is a novel, orally administered PD-L1 checkpoint inhibitor being developed for the treatment of various cancers, currently being evaluated in a Phase I dose escalation study. An orally administered small molecule inhibitor of PD-L1 could have advantageous properties compared to approved monoclonal antibodies, such as better penetration into solid tumors, reduced immunogenicity, lack of Fc-mediated side effects and convenience of oral administration.

○

At the American Association for Cancer Research (AACR) Annual Meeting 2022 in April, ChemoCentryx reported preclinical data along with pharmacokinetic (PK) and pharmacodynamic (PD) data available from patients with advanced cancer who were enrolled in the first three dose cohorts of the ongoing Phase I study. Data show CCX559 is pharmacologically active in cancer patients and exhibits immune system activating properties.

○

ChemoCentryx intends to present additional clinical data, including further escalating dose level data, at major oncology conferences through 2022. The Company is on track to initiate a Phase Ib/II clinical trial to measure anti-tumor effects of CCX559 more directly during the second half of 2022.

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Cash Position: The Company maintained a strong balance sheet with cash, cash equivalents and investments of approximately $371.8 million as of March 31, 2022. This includes a $45 million milestone received from Vifor Pharma in the first quarter of 2022 following the EU approval of TAVNEOS.

First Quarter 2022 Financial Results

TAVNEOS US net product sales were $5.4 million for the first quarter ended March 31, 2022. Collaboration and license revenue was $0.1 million for the quarter ended March 31, 2022, compared to $10.2 million in 2021. The decrease in collaboration revenue was attributable to the $10.0 million milestone received in 2021 for the acceptance of the Japanese NDA, for TAVNEOS in the treatment of ANCA-associated vasculitis.

Collaboration revenue is recognized ratably in proportion to actual costs incurred as a percentage of total program budgeted costs as the Company completes its performance obligations under its alliance agreements. The $45.0 million non-refundable regulatory milestone received upon TAVNEOS approval in Europe during the first quarter of 2022 is currently estimated to be recognized over a four year period, subject to adjustment from time to time.

Cost of sales for the first quarter ended March 31, 2022, was $0.2 million. Costs incurred for manufacturing campaigns initiated prior to the October 2021 FDA approval of TAVNEOS were recorded as research and development expense. Accordingly, cost of sales in the near term will likely be lower than in later periods given the sales of pre-approval inventory will carry little to no manufacturing costs since such costs were previously expensed to research and development expense.

Research and development expenses were $17.5 million for the first quarter of 2022, compared to $23.4 million for the same period in 2021. Based on the accounting treatment of pre-approval manufacturing campaigns described above, the decrease was primarily attributable to manufacturing costs of commercial drug supply in the first quarter of 2021. In addition, the completion of the TAVNEOS AURORA Phase IIb clinical trial in patients with HS in 2021 contributed to lower Phase II related expenses. These decreases were partially offset by higher research and drug discovery expenses, including those associated with the development of CCX559, our orally available small molecule checkpoint (PD-L1/PD-1) inhibitor.

Selling, general and administrative expenses were $26.0 million for the first quarter of 2022, compared to $16.3 million for the same period in 2021. The increase was primarily attributable to higher employee-related expenses and professional fees, including those associated with the Company’s launch and commercialization of TAVNEOS.

Net loss for the first quarter of 2022 was $38.6 million, compared to net loss of $29.7 million for the same period in 2021.

Total shares outstanding as of March 31, 2022, were approximately 71.1 million shares.

Cash, cash equivalents and investments totaled approximately $371.8 million as of March 31, 2022.

Conference Call and Webcast

The Company will host a conference call and webcast today, May 5, 2022, at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time. To participate by telephone, please dial (877) 303-8028 (Domestic) or (760) 536-5167 (International). The conference ID number is 6597218. A live and archived audio webcast can be accessed through the Investors section of the Company’s website at www.ChemoCentryx.com. The archived webcast will remain available on the Company’s website for fourteen (14) days following the call.

INDICATION

TAVNEOS® (avacopan) is indicated as an adjunctive treatment of adult patients with severe active anti-neutrophil cytoplasmic autoantibody (ANCA)-associated vasculitis (granulomatosis with polyangiitis [GPA] and microscopic polyangiitis [MPA]) in combination with standard therapy including glucocorticoids. TAVNEOS does not eliminate glucocorticoid use.

IMPORTANT SAFETY INFORMATION

CONTRAINDICATIONS

Serious hypersensitivity to avacopan or to any of the excipients

WARNINGS AND PRECAUTIONS

Hepatotoxicity: Serious cases of hepatic injury have been observed in patients taking TAVNEOS, including life-threatening events. Obtain liver test panel before initiating TAVNEOS, every 4 weeks after start of therapy for six months and as clinically indicated thereafter. Monitor patients closely for hepatic adverse reactions and consider pausing or discontinuing treatment as clinically indicated (refer to section 5.1 of the Prescribing Information). TAVNEOS is not recommended for patients with active, untreated and/or uncontrolled chronic liver disease (e.g., chronic active hepatitis B, untreated hepatitis C, uncontrolled autoimmune hepatitis) and cirrhosis. Consider the risk and benefit before administering this drug to a patient with liver disease.

Serious Hypersensitivity Reactions: Cases of angioedema occurred in a clinical trial, including one serious event requiring hospitalization. Discontinue immediately if angioedema occurs and manage accordingly. TAVNEOS must not be re-administered unless another cause has been established.

Hepatitis B Virus (HBV) Reactivation: Hepatitis B reactivation, including life threatening hepatitis B, was observed in the clinical program. Screen patients for HBV. For patients with evidence of prior infection, consult with physicians with expertise in HBV and monitor during TAVNEOS therapy and for six months following. If patients develop HBV reactivation, immediately discontinue TAVNEOS and concomitant therapies associated with HBV reactivation and consult with experts before resuming.

Serious Infections: Serious infections, including fatal infections, have been reported in patients receiving TAVNEOS. The most common serious infections reported in TAVNEOS group were pneumonia and urinary tract infections. Avoid use of TAVNEOS in patients with active, serious infection, including localized infections. Consider the risks and benefits before initiating TAVNEOS in patients with chronic infection, at increased risk of infection or who have been to places where certain infections are common.

ADVERSE REACTIONS

The most common adverse reactions (≥5% of patients and higher in the TAVNEOS group vs. prednisone group) were: nausea, headache, hypertension, diarrhea, vomiting, rash, fatigue, upper abdominal pain, dizziness, blood creatinine increased and paresthesia.

DRUG INTERACTIONS

Avoid coadministration of TAVNEOS with strong and moderate CYP3A4 enzyme inducers. Reduce TAVNEOS dose when co-administered with strong CYP3A4 enzyme inhibitors to 30 mg once daily. Monitor for adverse reactions and consider dose reduction of certain sensitive CYP3A4 substrates.

Please see Full Prescribing Information and Medication Guide for TAVNEOS.

About TAVNEOS® (avacopan)

TAVNEOS (avacopan), approved by the FDA as an adjunctive treatment of ANCA-associated vasculitis, is a first-in-class, orally administered small molecule that employs a novel, highly targeted mode of action in complement-driven autoimmune and inflammatory diseases. While the precise mechanism in ANCA vasculitis has not been definitively established, TAVNEOS, by blocking the complement 5a receptor (C5aR) for the pro-inflammatory complement system fragment known as C5a on destructive inflammatory cells such as blood neutrophils, is presumed to arrest the ability of those cells to do damage in response to C5a activation, which is known to be the driver of ANCA vasculitis. TAVNEOS’s selective inhibition of only the C5aR is believed to leave the beneficial C5a pathway through the C5L2 receptor functioning normally.

ChemoCentryx is also developing TAVNEOS for the treatment of patients with C3 glomerulopathy (C3G), severe hidradenitis suppurativa (HS) and Lupus Nephritis (LN). The US Food and Drug Administration granted TAVNEOS orphan drug designation for ANCA-associated vasculitis and C3G. The European Commission has granted orphan medicinal product designation for TAVNEOS for the treatment of two forms of ANCA-associated vasculitis: microscopic polyangiitis and granulomatosis with polyangiitis (formerly known as Wegener’s granulomatosis), as well as for C3G. TAVNEOS has not been approved for indications discussed as in development, and the safety and efficacy of those uses has not been established.

About ANCA-Associated Vasculitis

ANCA-associated vasculitis is a systemic disease in which over-activation of the complement pathway further activates neutrophils, leading to inflammation and destruction of small blood vessels. This results in organ damage and failure, with the kidney as the major target, and is fatal if not treated. Currently, treatment for ANCA-associated vasculitis consists of courses of non-specific immuno-suppressants (cyclophosphamide or rituximab), combined with the administration of daily glucocorticoids (steroids) for prolonged periods of time, which can be associated with significant clinical risk including death from infection.

About ChemoCentryx

ChemoCentryx is a biopharmaceutical company commercializing and developing new medications for inflammatory and autoimmune diseases and cancer. ChemoCentryx targets the chemokine and chemoattractant systems to discover, develop and commercialize orally administered therapies. In the United States, ChemoCentryx markets TAVNEOS® (avacopan), the first approved orally administered inhibitor of the complement 5a receptor as an adjunctive treatment for adult patients with severe active ANCA-associated vasculitis. TAVNEOS is also in late-stage clinical development for the treatment of severe hidradenitis suppurativa and C3 glomerulopathy (C3G). Additionally, ChemoCentryx has early-stage drug candidates that target chemoattractant receptors in other inflammatory and autoimmune diseases and in cancer. For more information about the Company visit www.chemocentryx.com.

TAVNEOS® is a registered trademark of ChemoCentryx, Inc. For more information, please see the Full Prescribing Information and Medication Guide, available at TAVNEOS.com.

Forward-Looking Statements

ChemoCentryx cautions that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “potential,” “continue” or “project” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements. These statements include the Company’s statements regarding the achievement of anticipated goals and milestones, whether or when TAVNEOS will be available in key markets throughout the world, whether a development path forward will be established for TAVENOS in the treatment of lupus nephritis (LN), C3G or severe HS, the timing of initiating the next phase of clinical development of TAVNEOS in the treatment of LN and severe HS, whether TAVNEOS will be shown to be effective in the treatment of severe HS and LN, whether the Company’s drug candidates, including CCX559, will be shown to be effective in ongoing or future clinical trials and the timing of initiating the next phase of clinical development for CCX559, the timing of recognition of the TAVNEOS European approval milestone as collaboration revenue and whether actual cash utilization will fall within projections. The inclusion of forward-looking statements should not be regarded as a representation by ChemoCentryx that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risks and uncertainties inherent in the ChemoCentryx business and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”). Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and ChemoCentryx undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in ChemoCentryx’s periodic reports filed with the SEC, including ChemoCentryx’s Annual Report on Form 10-K filed with the SEC on March 1, 2022, and its other reports which are available from the SEC’s website (www.sec.gov) and on ChemoCentryx’s website (www.chemocentryx.com) under the heading “Investors.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Contacts

Investors:

Bill Slattery, Jr.

Vice President, Investor Relations

& Corporate Communications

650.210.2970

bslattery@chemocentryx.com

Media:

Stephanie Tomei

408.234.1279

media@chemocentryx.com

ChemoCentryx, Inc.

Condensed Consolidated Financial Statements Data

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2022	2021

	(unaudited)
Condensed Consolidated Statements of Operations Data:
Revenue:
Product sales, net	$5,353	$—
Collaboration and license revenue from related party	106	10,223
Grant revenue	—	130

Total revenue	5,459	10,353
Operating expenses:
Cost of sales	205	—
Research and development	17,476	23,418
Selling, general and administrative	26,011	16,262

Total operating expenses	43,692	39,680

Loss from operations	(38,233)	(29,327)
Other expense, net	(375)	(384)

Net loss	$(38,608)	$(29,711)

Basic and diluted net loss per common share	$(0.55)	$(0.43)

Shares used to compute basic and diluted net loss per common share	70,835	69,608

	March 31,	December 31,
	2022	2021
	(unaudited)
Condensed Consolidated Balance Sheets Data:
Cash, cash equivalents and investments	$371,836	$362,348
Working capital	282,825	206,160
Total assets	440,453	425,652
Long-term debt, net	23,682	23,635
Accumulated deficit	(655,705)	(617,097)
Total stockholders’ equity	258,719	286,120